Exhibit 16.2

Child, Sullivan & Company
A Professional Corporation of Certified Public Accountants
1284 W. Flint Meadow Dr. Suite D
Kaysville, Utah 84037 (801) 927-1337

February 10, 2006

Securities and Exchange Commission
450 5th Street, Northwest
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Sullivan & Company was previously the principal accountant for Henan Zhongpin Food Share, Ltd. (the "Company"), a predecessor to Strong Technical Inc. and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. On or about January 1, 2006, we changed our accounting practice from a corporation to a professional limited liability company, Child, Van Wagoner & Bradshaw, PLLC. We have read the statements included under Item 4.01 of the Form 8-K/A of Strong Technical, Inc. dated February 10, 2006, and agree with such statements.

Very truly yours,

/s/ Child, Sullivan & Company

Child, Sullivan & Company